EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES RETIREMENT OF DOUG COLLIER

MONROE, Mich., April 24, 2019—La-Z-Boy Incorporated (NYSE: LZB) today announced that J. Douglas Collier, Senior Vice President, Chief Commercial Officer and President International, will retire on June 22, 2019, to create the time and flexibility to devote to several personal business interests and passions.

Collier joined La-Z-Boy in 2002 as Vice President Marketing for the La-Z-Boy branded business. He left the company in 2005 and returned two years later to serve as Chief Marketing Officer and has since held positions of increasing responsibility. His many accomplishments include the development of the La-Z-Boy brand platform, featuring brand ambassador Brooke Shields, which contributed to 13 consecutive quarters of same-store sales increases averaging 10%, beginning in November 2010. He was also instrumental in selecting Kristen Bell as the new face of La-Z-Boy.  In addition, Collier led a significant transformation of the company’s digital capabilities, implementing a world-class web and e-commerce technology platform and digital marketing system.  As President International, Collier more than doubled the size of the company’s non-North American business and significantly increased its overall profitability.  He was also responsible for the company’s fast-growing presence in China, and led the strategy to create a wholly owned La-Z-Boy U.K. business.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Doug has made numerous strategic contributions to La-Z-Boy over his tenure with the company.  Under his leadership, the company has enjoyed success with the Live Life Comfortably® brand platform, increased its digital presence, and significantly expanded its international reach.   Doug has been an integral part of our senior leadership team and it has been an honor and pleasure to work with him over the years. We wish Doug all the best in his new endeavors.”

Collier said, “It is with mixed emotions that I retire from La-Z-Boy.  I have been very fortunate to have worked at such a great company for the last 12 years with so many inspiring and creative colleagues and partners around the world.  They will continue to make La-Z-Boy an ever-more iconic and powerful brand.  With a strong leadership team in place, I have every confidence the company will continue to prosper as it adapts to the rapidly changing environment while carving out new markets and opportunities.”

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 352 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 541 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

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